Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 8, 2023 with respect to the consolidated financial statements and internal control over financial reporting of Manitex International Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2022, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

August 3, 2023

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.